Exhibit 77C


ALLIANCEBERNSTEIN CORPORATE SHARES
  ALLIANCEBERNSTEIN CORPORATE INCOME SHARES
811-21497


RESULTS OF SHAREHOLDERS MEETING
(unaudited)


The Annual Meeting of Shareholders of
AllianceBernstein Corporate Shares
(the Trust) AllianceBernstein Corporate
Income Shares (the Portfolio) was held
on November 5, 2010 (the Meeting).
At the Meeting, with respect to the first item of business, the election of Trustees for the Trust, and with respect to the fifth item of business, changes to the Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposals, and both proposals were approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Trusts proxy statement):


1.  The election of the Trustees, each such
Trustee to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For	Withheld Authority
John H. Dobkin		4,054,833	0
Michael J. Downey	4,054,833	0
William H. Foulk, Jr.	4,054,833	0
D. James Guzy		4,054,833	0
Nancy P. Jacklin	4,054,833	0
Robert M. Keith		4,054,833	0
Garry L. Moody		4,054,833	0
Marshall C. Turner, Jr.	4,054,833	0
Earl D. Weiner		4,054,833	0


5.  Approve the amendment of the Portfolios
fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker Non-Votes

2,818,019	1,296		11,167		224,351


ACS CISH. SAR Insert   Shareholder Results. 6 2011. docx

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